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MagneGas Corporation
(Name of Registrant as Specified in Its Charter)

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MAGNEGAS CORPORATION
150 RAINVILLE ROAD
TARPON SPRINGS, FL 34689
(727) 934-3448

INFORMATION STATEMENT
WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY

Dear Shareholder:

This Information Statement is being made available to the holders of record of the outstanding common stock, $0.001 per value per share (the “Common Stock”) and the Series A Preferred Stock, $0.001 par value per share (the “Series A Preferred Stock”), of MagneGas Corporation, a Delaware corporation (the “Company”), as of the close of business on December 8, 2013, pursuant to Rule 14c-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This Information Statement relates to the Annual Meeting of Shareholders of the Company (the “Annual Meeting”). The Annual Meeting will be held on December 23, 2013 at 9 a.m.local time at 3050 N. Rocky Point Drive. Tampa, FL 33607.  The Annual Meeting will not include a presentation by management.

At the Annual Meeting, the following four proposals will be submitted to its shareholders for approval:

1. To elect the nominees named in this Information Statement to the Board of Directors (the “Board”);

2. To hold an advisory vote on executive compensation as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”);

3. To hold an advisory vote on the frequency of the advisory vote on executive compensation, as required by the Dodd-Frank Act;

4. To ratify the appointment of DKM Certified Public Accountants (“DKM”) as the Company’s independent registered public accounting firm;

5.  To authorize the Board to issue investors shares of common stock in excess of the limitation as specified in Nasdaq Rule 5635(D)(1-2) not to exceed forty-nine percent (49%) of the outstanding shares of common stock.

The Annual Meeting will not include a presentation by management.

This Information Statement is being furnished to you solely for the purpose of informing you of the matters described herein pursuant to Section 14(c) of the Exchange Act and the regulations promulgated thereunder, including Regulation 14C, and applicable provisions of the Pennsylvania Business Corporation Law and the Company’s governing documents.

By order of the Board of Directors

/s/ Ermanno Santilli
Ermanno Santilli
December 12, 2013	Chief Executive Officer and Director

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON DECEMBER 23, 2013

This Notice and Information Statement and our 2012 Annual Report on Form 10-K are available online at www.magnegas.com.

ANNUAL MEETING
OUTSTANDING SHARES AND VOTING RIGHTS

The Board has fixed the close of business on December 8, 2013 as the record date (the “Record Date”) for the determination of the holders of our Common Stock and Series A Preferred Stock entitled to notice of, and to vote at, the Annual Meeting.

At the close of business on the Record Date, there will be approximately 23,109,109 and 1,000,000 shares of our Common Stock and Series A Preferred Stock outstanding, respectively.

As of the Record Date, there are 1,000,000 shares of Series A Preferred Stock issued and outstanding.  Each share of Series A Preferred Stock has voting rights of 100,000 votes per share.  The total aggregate number of votes for the Series A Preferred Stock is 100 billion.   Global Alpha, LLC, the holder of the 1,000,000 shares of Series A Preferred Stock, represents a majority of the outstanding voting shares and the number of votes entitled to be cast on the matters to be considered at the Annual Meeting. This shareholder has advised the Company that they intend to vote “FOR” each of the nominees for election to the Board, “FOR” the advisory approval of our executive compensation, “FOR” the advisory approval of the frequency of the advisory vote on executive compensation once every three years, “FOR” the ratification of the appointment of DKM. Therefore, the Company expects that each matter to be considered at the Annual Meeting will be approved.

For the transaction of business at the Annual Meeting a quorum must be present. A quorum consists of a majority of the shares entitled to vote at the meeting. In the event there are not sufficient votes for a quorum or to approve any proposals at the time of the Annual Meeting, the meeting may be adjourned to a future time and date. As a result of its holdings, Global Alpha, LLC constitutes a quorum for the conduct of the meeting.

GENERAL INFORMATION

This Information Statement is being posted on our website, www.magnegas.com by our Board to provide our shareholders with material information regarding corporate actions that we have proposed to be approved at the Annual Meeting.

PLEASE NOTE THAT THIS IS NOT A REQUEST FOR YOUR VOTE OR A PROXY STATEMENT, BUT RATHER AN INFORMATION STATEMENT DESIGNED TO INFORM YOU OF CORPORATE ACTIONS TAKEN BY THE MAJORITY SHAREHOLDER.

PROPOSAL 1: ELECTION OF DIRECTORS

Nine directors are to be elected to serve until the next Annual Meeting of Shareholders and until their successors have been elected and qualified. The nine director candidates receiving the highest number of votes will be elected as directors of the Company. Votes against the directors and votes withheld will have no legal effect. The Board has nominated the current nine directors of the Company for re-election to the Board at the Annual Meeting to serve until the 2014 Annual Meeting of Shareholders, or until their successors are elected and qualified. The persons nominated by the Board for election as directors, each of whom is currently a director, are listed below. All of the nominees have consented to being named in this Information Statement and to serve following their election.

Below is information about each director, including biographical data for at least the past five years and an assessment of the skills and experience of each nominee. On June 21, 2012, the Board unanimously appointed Ermanno, Santilli, Kevin Pollack, and Jacques Kerrest as members of the Board. On August 14, 2012, the Board unanimously appointed Christopher Huntington as a member of the Board. On April 30, 2013, Dr. Santilli resigned from his positions as Chairman of the Board and Chief Scientist. On the same day, the Board unanimously appointed Robert L. Dingess, William W. Staunton III, and Joe C. Stone as members of the Board.

NAME	AGE	POSITION

Ermanno P. Santilli	44	Director
Luisa Ingargiola	46	Director
Carla Santilli	72	Director
Christopher Huntington	53	Director
Jacques Kerrest	65	Director
Kevin Pollack	43	Director
Robert L. Dingess	67	Interim Chairman of the Board, Director
William W. Staunton III	65	Director
Joe C. Stone	47	Director

Ermanno P. Santilli has served as a Director since June 21, 2012 and has been our Chief Executive Officer since June of 2012 and is the son of Dr. Santilli, our former CEO and Chairman. Prior to his role as CEO, Mr. Santilli was Executive Vice President of International Relations since 2009.  Mr. Santilli was employed by Ingersoll Rand Company from March 2008 to April 2009 where he served as Vice President of Climate Control Business, Global Rail and Aftermarket. In this capacity he oversaw a department that generated over $270 million in sales and $80 million in operating income. He managed sales, business development, product management, and warehousing and dealer development with indirect procurement, manufacturing and engineering. Mr. Santilli also drove development of new business and rail markets in Australia and India.

From March 2006 to February 2008 Mr. Santilli served as Vice-President of Climate Control Aftermarket EMEA, he led a department that generated total sale of $150 million and operating income of $50 million. He was responsible for business development, product management, warehousing, procurement, engineering and dealer development with indirect sales. From December 2003 to February 2006 Mr. Santilli served as Vice-President of Customer Relations for Climate Control EMEA. He had operational responsibility for customer satisfaction for customers with total sales aggregating over 1 billion dollars. Mr. Santilli had direct responsibility for order management, credit and collections, warranty, business intelligence and dealer development.

Mr. Santilli’s qualifications to serve on our Board include his financial and management experience.

Luisa Ingargiola has served as our Chief Financial Officer, Secretary and Director since May 2007 and is the daughter of Dr. Santilli. Luisa Ingargiola graduated in 1989 from Boston University with a Bachelor Degree in Business Administration and a concentration in Finance.  In 1996 she received her MBA in Health Administration from the University of South Florida.  In 1990 she joined Boston Capital Partners as an Investment Advisor in their Limited Partnership Division.  In this capacity, she worked with investors and partners to report investment results, file tax forms, and recommend investments.

In 1992 she joined MetLife Insurance Company as a Budget and Expense Manager.  In this capacity she managed a $30 million dollar annual budget.  Her responsibilities included budget implementation, expense and variance analysis and financial reporting.  In 2008 she began work on the MagneGas Corporation business plan in preparation for her new role as CFO.

Ms. Ingargiola’s qualifications to serve on our Board include her financial management and reporting experience.

Carla Santilli has been a Director since May 2007 and is the spouse of Dr. Santilli and mother of Luisa Inargiola and Ermanno Santilli.  Carla Santilli holds a Master Degree in Human Services Administration from the School of Social Work of Boston University. She held positions of Clinical Social Worker and Community Programs Coordinator for the State of Massachusetts.  Since the late 1980's, Mrs. Santilli has been employed as the President and Chief Executive Officer of Hadronic Press, Inc, a physics and mathematics academic publishing company.  In this capacity, Mrs. Santilli has directed the growth of this company from start-up to become one of the world's leading physics and mathematics publishing companies. Books and journals published by Hadronic Press can be found in all of the leading University libraries across the world.  Mrs. Santilli has been involved in the private sector as grant administrator and public relations specialist in the fields of academic publishing and environmental sciences.

Mrs. Santilli’s qualifications to serve on our Board include her thirty years of experience as President and Chief Executive Officer of Hadronic Press, Inc. and her experience in the environmental sciences field.

Christopher Huntington has served as Director of MagneGas Corporation since August 14, 2012.  In 2010, Mr. Huntington co-founded the strategic consulting firm, New Energy Fund Advisors, LLC.  In 2007, Mr. Huntington co-founded Skyfuel, Inc, a solar thermal power technology company, where he was the Vice President of Business Development from 2007 until 2010. In 2006, Mr. Huntington founded Redhook Renewable Energy Ventures, LLC, a consulting firm advising renewable energy and clean-tech companies on fund-raising, marketing and media strategies, which he was a principal until 2007.  Mr. Huntington worked at the Cable News Network (CNN) from 1989 to 2006 as a financial news producer and correspondent.  Prior to his employment at CNN, Mr. Huntington worked at Pacific Securities/Robert C. Brown & Co. as an assistant bond trader.  Mr. Huntington attended the University of California, Berkley and was awarded a B.A. in Rhetoric and a special diploma in Social Studies from Oxford University.

Mr. Huntington’s qualifications to serve on our Board include his financial and management experience.

Jacques Kerrest has served as a Director since June 21, 2012. From 2011 to 2012, Mr. Kerrest has served on the board of directors of Elephant Talk Communications Corp., a NYSE- listed international provider of mobile networking software and services. Also since 2011, he has served on the board of privately-held DPC Data Inc., an aggregator of data in the municipal bond market. From 2010 to 2011, he served on the board of CKX, Inc., a media and entertainment company that was bought by Apollo Management in 2011. From 2008 to 2010, Mr. Kerrest acted as Chief Financial Officer and Chief Operating Officer of NASDAQ-listed ActivIdentity, a company that provides identity assurance and authentication solutions, where he helped navigate the company’s turnaround and sale. From 2004 to 2008, Mr. Kerrest was Chief Financial Officer of NASDAQ-listed Virgin Media, the second largest communications company in the U.K. where he negotiated, executed and financed a merger with the second largest U.K. cable company and helped with the acquisition of Virgin Mobile. Prior to Virgin Media, he served as Chief Financial Officer of NYSE-listed Equant, Inc., a global enterprise communications infrastructure company, of NYSE-listed Harte-Hanks, Inc., a direct marketing and publishing company, and of NASDAQ-listed Chancellor Broadcasting Company, a radio broadcasting company operating radio stations in 17 US cities. Mr. Kerrest received his M.B.A. from the American Graduate School of International Management.

Mr. Kerrest’s qualifications to serve on our Board include his financial and management experience, including his experience with other exchange-listed companies.

Kevin Pollack has served as a Director since June 21, 2012. Mr. Pollack serves as President of Short Hills Capital LLC, where he provides a range of advisory services to investors, asset management firms, institutions and companies. Previously, Mr. Pollack worked in asset management at Paragon Capital, focusing primarily on U.S.-listed companies, and as an investment banker at Banc of America Securities LLC, focusing on corporate finance and mergers and acquisitions. Mr. Pollack started his career at Sidley Austin LLP (formerly Brown & Wood LLP) as a securities attorney focusing on corporate finance and on mergers and acquisitions. Since 2012, Mr. Pollack has served as a member of the board of directors of Lightlake Therapeutics Inc., a developing biopharmaceutical company aiming to build a platform of biopharmaceutical solutions to common addictions and related disorders, where he also has served as Chief Financial Officer, and a member of the board of directors and chair of the audit committee of Pressure BioSciences, Inc., a life sciences company involved in pressure cycling technology. Mr. Pollack graduated magna cum laude from The Wharton School at the University of Pennsylvania and received a dual J.D./M.B.A. from Vanderbilt University, where he graduated with Beta Gamma Sigma honors.

Mr. Robert L. Dingess, 67, has been the Chief Executive Officer of Ideal Management Services, Inc., d/b/a Ideal Image Central Florida, a laser hair removal company, since April, 2004. From 1992 to 2002, Mr. Dingess served as the Chief Executive and owner of Dingess & Associates, Inc., a healthcare consulting and management company.  From 1986 to 1992, Mr. Dingess was a Senior Manager and partner in Ernst & Young’s Southeast Region Healthcare Operations Business Officer Practice, where he advised over 200 healthcare clients.  Mr. Dingess holds a Master of Business Administration from Virginia Commonwealth University and a Bachelor of Business Administration from Marshall University.

Mr. Dingess’s extensive experience in managing franchise operations, advising companies and more than twenty-five years of executive management give him the qualifications and skills to serve as a director of our Company.

Mr. William W. Staunton III, 65, has been the President of Accel–RF Corporation, a provider of RF Reliability Test Systems for compound semiconductor devices since 2012.  In 2011, Mr. Staunton founded Kokua Executives, LLC, which provides guidance and interim executive level-leadership to companies.  From 2000 to 2011, Mr. Staunton served as the Chief Executive Officer and a Director of Ramtron International Corporation, which designs, develops and markets specialized semiconductor memory, microcontroller, and integrated semiconductor solutions.  From March 1999 until December 2000, Mr. Staunton served as Chief Operating Officer of Maxwell Technologies, which designs and manufactures multi-chip modules and board products for commercial satellite applications. Previously, Mr. Staunton was executive vice president of Valor Electronics Inc. from April 1996 until February 1999.  Mr. Staunton holds a Bachelor of Science degree in electrical engineering from Utah State University.

Mr. Staunton's extensive experience in the semi-conductor industry, with specific background in Military and Space Contracting, give him the qualifications and skills to serve as a director of our Company.

Mr. Joe C. Stone, 47, has been a partner at Pace Petroleum, LLC, a private oil and natural gas company, since 2006 and is also a Managing Director with a focus on the energy industry at Blackhill Partners, LLC, a special situations investment bank based in Dallas, Texas. From 2000 to 2006, Mr. Stone was a Senior Vice President of Global Mergers and Acquisitions at the financial services firm of Lehman Brothers.  From 1996 until 2000, Mr. Stone was a Vice President in Investment Banking at Deutsche Banc Alex. Brown.  Additionally, Mr. Stone was a Manager in Audit and Business Advisory Services at Price Waterhouse from 1991 until 1996.  Mr. Stone holds a Master of Business Administration from McCombs School of Business, University of Texas, and a Bachelor of Business Administration in accounting from Baylor University.

Mr. Stone’s experience in the oil and gas industry gives him the qualifications and skills to serve as a director of our Company.

The Board recommends a vote “FOR” each director.

CORPORATE GOVERNANCE

Our Board

The business and affairs of the company are managed under the direction of our board. We have conducted board of director meetings almost every month since inception. In 2012, we held six special board meetings. Each of our directors has attended all meetings either in person or via telephone conference. In addition to the contact information in this annual report, each stockholder will be given specific information on how he/she can direct communications to the officers and directors of the corporation at our annual stockholders meetings. All communications from stockholders are relayed to the members of the Board.

Controlled Company

The Board has determined that the Company meets the definition of a “Controlled Company” as defined by Rule 5615(c) of the NASDAQ Listing Rules.  A “Controlled Company” is defined in Rule 5615(c) as a company of which more than 50% of the voting power for the election of directors is held by an individual, group or another company.  Certain NASDAQ requirements do not apply to a “Controlled Company”, including requirements that: (i) a majority of its Board must be comprised of “independent” directors as defined in NASDAQ’s rules; and (ii) the compensation of officers and the nomination of directors be determined in accordance with specific rules, generally requiring determinations by committees comprised solely of independent directors or in meetings at which only the independent directors are present.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has, during the past ten years:

●	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);
●
had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

●
been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

●
been found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

●
been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

●
been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Except as set forth in our discussion below in “Certain Relationships and Related Transactions,” none of our directors or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the Commission.

Term of Office

Our directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws. Our officers are appointed by our Board and hold office until removed by the board.

Code of Ethics

We have adopted a code of ethics as of April 4, 2008 that applies to our principal executive officer, principal financial officer, and principal accounting officer as well as our employees.  Our standards are in writing and are to be posted on our website at a future time.   The following is a summation of the key points of the Code of Ethics we adopted:

●	Honest and ethical conduct, including ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
●
Full, fair, accurate, timely, and understandable disclosure reports and documents that a small business issuer files with, or submits to, the Commission and in other public communications made by our Company;

●	Full compliance with applicable government laws, rules and regulations;
●	The prompt internal reporting of violations of the code to an appropriate person or persons identified in the code; and
●	Accountability for adherence to the code.

Director Compensation

We have provided Compensation to the Directors in the form of common stock equivalent.  Each non-employee Director receives $20,000 per calendar quarter in common stock equivalent compensation.  For 2013, this has been changed to be a combination of common stock and cash for a total of $20,000 per quarter in compensation.

The following table provides information for 2012 regarding all compensation awarded to, earned by or paid to each person who served as a non-employee director for some portion or all of 2012. Other than as set forth in the table, to date we have not paid any fees to or, except for reasonable expenses for attending Board and committee meetings, reimbursed any expenses of our directors, made any equity or non-equity awards to directors, or paid any other compensation to directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Jacques Kerrest (1)		$40,100	—	—	—	—	$40,100
Chris Huntington (2)		$20,000	—	—	—	—	$20,000
Kevin Pollack (3)		$40,100	—	—	—	—	$40,100

(1)	Jacques Kerrest was appointed as Director on June 21, 2012
(2)	Chris Huntington was appointed as Director on August 14, 2012
(3)	Kevin Pollack was appointed as Director on June 21, 2012

Board Leadership Structure and Role in Risk Oversight

Although we have not adopted a formal policy on whether the Chairman and Chief Executive Officer positions should be separate or combined, we have historically determined that it is in the best interests of the company and its stockholders to combine these roles. Dr. Santilli served as our Chief Executive Officer and Chairman from April 2, 2007 through June 15, 2012. Due to the small size and early stage of the company, historically, it was most effective to have the Chairman and Chief Executive Officer positions combined. As of June 15, 2012, the Chairman and Chief Executive Office positions have become separate roles.

Our Board is primarily responsible for overseeing our risk management processes. The Board receives and reviews periodic reports from management, auditors, legal counsel, and others, as considered appropriate regarding our company’s assessment of risks. The Board focuses on the most significant risks facing our company and our company’s general risk management strategy, and also ensures that risks undertaken by our company are consistent with the board’s appetite for risk. While the board oversees our company’s risk management, management is responsible for day-to-day risk management processes. We believe this division of responsibilities is the most effective approach for addressing the risks facing our company and that our board leadership structure supports this approach.

The audit committee, which was formed on June 21, 2012, assists our Board in its general oversight of, among other things, the company’s policies, guidelines and related practices regarding risk assessment and risk management, including the risk of fraud. As part of this endeavor, the audit committee reviews and assesses the company’s major financial, legal, regulatory, environmental and similar risk exposures and the steps that management has taken to monitor and control such exposures. The audit committee also reviews and assesses the quality and integrity of the company’s public reporting, the company’s compliance with legal and regulatory requirements, the performance and independence of the company’s independent auditors, the performance of the company’s internal audit department, the effectiveness of the company’s disclosure controls and procedures, and the adequacy and effectiveness of the company’s risk management policies and related practices.

Committees of the Board

On June 21, 2012, our Board formed three standing committees: audit, compensation, and corporate governance and nominating. Actions taken by our committees are reported to the full board. The board has determined that all members of each of the audit and compensation committees are independent under the current listing standards of NASDAQ. Our corporate governance and nominating committee is made up of two independent directors and one employee director. Each of our committees has a charter and each charter is posted on our website.

Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee
Jacques Kerrest*	Jacques Kerrest	Luisa Ingargiola
Kevin Pollack	Kevin Pollack	Jacques Kerrest
Christopher Huntington	William Staunton	Kevin Pollack
Joe Stone
* Indicates committee chair

Audit Committee

Our audit committee, which currently consists of three directors, provides assistance to our board in fulfilling its legal and fiduciary obligations with respect to matters involving the accounting, financial reporting, internal control and compliance functions of the company. Our audit committee employs an independent registered public accounting firm to audit the financial statements of the company and perform other assigned duties. Further, our audit committee provides general oversight with respect to the accounting principles employed in financial reporting and the adequacy of our internal controls. In discharging its responsibilities, our audit committee may rely on the reports, findings and representations of the company’s auditors, legal counsel, and responsible officers. Our board has determined that all members of the audit committee are financially literate within the meaning of SEC rules and under the current listing standards of NASDAQ. Our board has also determined that Mr. Kerrest qualifies as an “audit committee financial expert.” The audit committee met three times since its formation on June 21, 2012.

Compensation Committee

Our compensation committee, which currently consists of four directors, establishes executive compensation policies consistent with the company’s objectives and stockholder interests. Our compensation committee also reviews the performance of our executive officers and establishes, adjusts and awards compensation, including incentive-based compensation, as more fully discussed below. In addition, our compensation committee generally is responsible for:

●	establishing and periodically reviewing our compensation philosophy and the adequacy of compensation plans and programs for our directors, executive officers and other employees;

●
overseeing our compensation plans, including the establishment of performance goals under the company’s incentive compensation arrangements and the review of performance against those goals in determining incentive award payouts;

●	overseeing our executive employment contracts, special retirement benefits, severance, change in control arrangements and/or similar plans;

●	acting as administrator of any company stock option plans; and

●	overseeing the outside consultant, if any, engaged by the compensation committee.

Our compensation committee periodically reviews the compensation paid to our non-employee directors and the principles upon which their compensation is determined. The compensation committee also periodically reports to the board on how our non-employee director compensation practices compare with those of other similarly situated public corporations and, if the compensation committee deems it appropriate, recommends changes to our director compensation practices to our board for approval. The compensation committee has met once since its formation on June 21, 2012.

Outside consulting firms retained by our compensation committee and management also will, if requested, provide assistance to the compensation committee in making its compensation-related decisions.

Corporate Governance and Nominating Committee

Our corporate governance and nominating committee, which currently consists of three directors, monitors our corporate governance system, assesses board membership needs, makes recommendations to the board regarding potential director candidates for election at the annual meetings of stockholders or in the event of any director vacancy, and performs any other functions or duties deemed appropriate by the board. The corporate governance and nominating committee has not met since its formation on June 21, 2012.

Director candidates must have experience in positions with a high degree of responsibility and leadership experience in the companies or institutions with which they are or have been affiliated. Directors are selected based upon contributions that they can make to the company. The company does not maintain a separate policy regarding the diversity of its board members. However, consistent with its charter, the corporate governance and nominating committee, and ultimately the board, seeks directors (including nominees for director) with diverse personal and professional backgrounds, experience and perspectives that, when combined, provide a diverse portfolio of experience and knowledge that will well serve the company’s governance and strategic needs.

Section 16(a) Beneficial Ownership Reporting Compliance

Under Section 16(a) of the Exchange Act, our directors and certain of our officers, and persons holding more than 10 percent of our common stock are required to file forms reporting their beneficial ownership of our common stock and subsequent changes in that ownership with the United States Securities and Exchange Commission.

Based solely upon a review of copies of such forms filed on Forms 3, 4, and 5, and amendments thereto furnished to us, we believe that as of December 31, 2012, our executive officers, directors and greater than 10 percent beneficial owners have complied on a timely basis with all Section 16(a) filing requirements, with the exception of our officers, directors and greater than 10 percent beneficial owners listed in the table below:

Name	Form	Description
Kevin Pollack	3	Was not filed timely following the appointment as a Director.
	4	Was not filed timely following the acquisition of shares.
Jacques Kerrest	3	Was not filed timely following the appointment as a Director.
	4	Was not filed timely following the acquisition of shares.
T. Scott Wainwright	5	Was not filed within 45 days of the year end.
Chris Huntington	3	Was not filed timely following the appointment as a Director.
DDI Industry International	3	Was not filed timely upon becoming a greater than 10 percent beneficial owner.

TRANSACTIONS WITH RELATED PERSONS

The following are the related party transactions in which we have engaged since May 2007:

At various times we received advances from Dr. Santilli and Carla Santilli for unsecured promissory notes. All funds are at the same terms of the original stockholder note. These promissory notes have no repayment date; however they are payable within 30 days of written demand. Payment is to include accrued simple interest at 4%. Since 2007, the company received promissory notes in the aggregate amount of $257,200. All note principal has been paid in full. Accrued interest, in the amount of $9,754, has been accrued on the net balances contributed, and remains outstanding as of the current date.

In February 2008, we entered into a five-year consulting agreement with Dr. Santilli, whose knowledge and expertise of the technology is essential in the development of the MagneGas product. The terms of the consulting agreement consist of issuance of common stock (10,000 shares) and payment of $5,000 per month to Dr. Santilli, upon the determination by the Board of MagneGas Corporation of achieving adequate funding. The Board has since determined that Dr. Santilli’s monthly accrued salary will be $15,000 per month. This consulting agreement was terminated on June 11, 2012 and was replaced with the employment agreement between Dr. Santilli and the Company, as described above.

Beginning in April 2008, we entered into a month-to-month lease, at a monthly rate of $2,500 per month for facilities to occupy approximately 3,000 square feet of a 6,000 square foot building and the use of certain equipment and utilities, as needed. In January 2011, the company expanded to occupy 5,000 square feet of the building and as a result, the rent was increased to $4,000 per month. The facility allows for expansion needs. The lease is held by EcoPlus, Inc., a company that is effectively controlled by Dr. Santilli and Carla Santilli.

The use of an initial small production refinery has been contributed by Dr. Santilli. The value of the refinery is approximately $210,000; the computed fair value of this month to month rental agreement is $1,870 per month and has been charged to equipment rental expense in the operating expenses, beginning in July 2008. Due to production demand, on December 28, 2011, the company entered into an agreement to transfer the title of the unit to the company in exchange for a promissory note of $210,500. The note was paid in full in April 2012.

On June, 25, 2010, we entered into an agreement to acquire a 20% ownership of MagneGas Europe. In exchange, we issued to Magnegas Europe 25,000 shares of common shares, which were valued at the fair market price at the date of grant, June 25, 2010, at $0.95 per share for an aggregate of $23,750.  Dr. Santilli is a stockholder of MagneGas Europe, and at the time of the agreement, Ermanno Santilli, our current Chief Executive Officer, was the Chief Executive Officer of MagneGas Europe and Vice President of MagneGas Corporation.

Director Independence

NASDAQ Listing Rule 5605(a)(2) provides that an “independent director” is a person other than an officer or employee of the Company or any other individual having a relationship which, in the opinion of the Company’s Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The NASDAQ listing rules provide that a director cannot be considered independent if:

●	the director is, or at any time during the past three years was, an employee of the company;

●
the director or a family member of the director accepted any compensation from the company in excess of $120,000 during any period of 12 consecutive months within the three years preceding the independence determination (subject to certain exclusions, including, among other things, compensation for board or board committee service);

●	a family member of the director is, or at any time during the past three years was, an executive officer of the company;
●
the director or a family member of the director is a partner in, controlling stockholder of, or an executive officer of an entity to which the company made, or from which the company received, payments in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenue for that year or $200,000, whichever is greater (subject to certain exclusions);

●
the director or a family member of the director is employed as an executive officer of an entity where, at any time during the past three years, any of the executive officers of the company served on the compensation committee of such other entity; or the director or a family member of the director is a current partner of the company’s outside auditor, or at any time during the past three years was a partner or employee of the company’s outside auditor, and who worked on the company’s audit.

As of November 26, 2013, our Board is composed of nine members, of which six directors are independent directors. The six independent directors are Christopher Huntington, Jacques Kerrest, Kevin Pollack, Robert L. Dingess, William W. Staunton III, and Joe C. Stone. In addition, as indicated above, each of our audit committee and compensation committee, described in “Committees of the Board,” is composed entirely of independent directors, including the chairperson of the audit committee. Our corporate governance and nominating committee is made up of two independent directors and one employee director, Luisa Ingargiola.  We have not yet appointed chairpersons for the compensation committee and the corporate governance and nominating committee. We believe that the number of independent directors that make up our board benefits the company, as well as our stockholders.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following summary compensation table sets forth all compensation awarded to, earned by, or paid to the named executive officers paid by us during the years ended December 31, 2012, and 2011 in all capacities for the accounts of our executives, including the Chief Executive Officer and Chief Financial Officer. The Board determined that the services of Richard Connelly were no longer needed and he is no longer a consultant with the company effective March 7, 2011. On June 15, 2012, Dr. Santilli stepped down as Chief Executive Officer. Ermanno Santilli was appointed as the new Chief Executive Officer. On April 30, 2013, Dr. Santilli resigned from his positions as Chairman of the Board and Chief Scientist. On June 10, 2013, Mr. Wainwright resigned from his position as President of the Company. On the same day, Ermanno Santilli was appointed as the Company’s president.

Name and Principal Position	Year	Salary	Bonus	Stock Awards ($)	Option Awards	Non-Qualified Deferred Compensation Earnings	All Other Compensation	Totals ($)

Dr. Ruggero Maria Santilli, Chairman of the Board	2012 2011	$180,000 180,000	$0 0	$0 0	$0 0	$0 0	$0	$180,000 180,000

Ermanno Santilli, CEO	2012 2011	$122,730 60000	$0 0	$0 0	$0 0	$0 0	$0 60,000	$122,730 60,000

Luisa Ingargiola, CFO (1)	2012 2011	$115,692 67,000	$50,000 0	$0 0	$0 0	$0 0	$0 67,000	$165,692 67,000

T. Scott Wainwright, President	2012 2011	$105,122 73,838	$010,000 0	$0 0	$0 0	$0 0	$4,579 0	$119,701 73,838

Carla Santilli, Director	2012 2011	$60,000 60,000	$0 0	$0 0	$0 0	$0 0	$0 60,000	$60,000 60,000

(1)	Luisa Ingargiola received a performance bonus of $50,000 in 2012.

Director Compensation

We have provided Compensation to the Directors in the form of common stock equivalent. Each non-employee Director receives $20,000 per calendar quarter in common stock equivalent compensation. For 2013, this has been changed to be a combination of common stock and cash for a total of $20,000 per quarter in compensation.

The following table provides information for 2012 regarding all compensation awarded to, earned by or paid to each person who served as a non-employee director for some portion or all of 2012. Other than as set forth in the table, to date we have not paid any fees to or, except for reasonable expenses for attending Board and committee meetings, reimbursed any expenses of our directors, made any equity or non-equity awards to directors, or paid any other compensation to directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Jacques Kerrest (1)		$40,100	—	—	—	—	$40,100
Chris Huntington (2)		$20,000	—	—	—	—	$20,000
Kevin Pollack (3)		$40,100	—	—	—	—	$40,100

(1)	Jacques Kerrest was appointed as Director on June 21, 2012
(2)	Chris Huntington was appointed as Director on August 14, 2012
(3)	Kevin Pollack was appointed as Director on June 21, 2012

 Employment Agreements

We had an employment agreement with Scott Wainwright, our former President, which provided for a salary of $10,000 per month plus 3.75% of all gross fuel sales and 1% of all equipment sales depending on circumstances. We issued options to Mr. Wainwright in the amount of 450,000 shares at an exercise price of $1.50 per share. The options vested over a three year period at 37,500 shares per quarter. The employment agreement had a one-year term limit and could be renewed by mutual agreement. Per his resignation, the agreement is no longer in effect.

We have an employment agreement with Ermanno Santilli, our Chief Executive Officer. His employment agreement provides for a salary of $12,000 per month plus 3% of gross fuel sales and 2% of equipment sales. Pursuant to his employment agreement, we issued options to Mr. Santilli in the amount of 450,000 shares at an exercise price of $1.50 per share. The options vest over a three-year period at 37,500 shares per quarter. The employment agreement has a two year term and can be renewed by mutual agreement. Should Mr. Santilli be terminated without cause, as described in his employment agreement, or if there is a change in control, as defined in his employment agreement, he would receive a severance benefit of two years total salary plus benefits payable within 30 days and all options will vest automatically.  This employment agreement expires on March 31, 2014.

We have an employment agreement with Luisa Ingargiola, our Chief Financial Officer. Her employment agreement provides for a salary of $10,000 per month plus 2% of gross fuel sales and 1% of equipment and license sales. Ms. Ingargiola is also eligible to receive a quarterly bonus based on performance, as determined by the Board. Pursuant to her employment agreement, we issued options to Ms. Ingargiola in the amount of 300,000 shares at an exercise price of $1.50 per share. The options vest over a three-year period at 25,000 shares per quarter. The employment agreement has a two year term and can be renewed by mutual agreement. Should Ms. Ingargiola be terminated without cause, as described in her employment agreement, or if there is a change in control, as defined in her employment agreement, she would receive a severance benefit of two years total salary plus benefits payable within 30 days and all options will vest automatically.  This employment agreement expires on March 31, 2013.

We also had an employment agreement with Dr. Ruggero Santilli, our Chief Scientist. His employment agreement provided for a salary of $15,000 per month. Pursuant to his employment agreement, we issued options to Dr. Santilli in the amount of 450,000 shares at an exercise price of $1.50 per share. The options vest over a three-year period at 37,500 shares per quarter. Due to Dr. Santilli’s resignation from all positions, the agreement is no longer in effect.

PROPOSAL 2:
ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

In accordance with the Dodd-Frank Act and the rules of the SEC, the Company is providing shareholders with an advisory (non-binding) vote to approve compensation programs for our named executive officers The Dodd-Frank Act also requires an advisory vote on executive compensation at least once every three years.. Accordingly, you may vote on the following resolution at the Annual Meeting:

“Resolved, that the shareholders approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers as disclosed in this Information Statement under “Executive Compensation”, including the summary compensation table and the related narrative disclosure.”

We consider approval of this proposal to require that the number of votes that shareholders cast “for” exceed the votes that shareholders cast “against”.

Because the vote is advisory, it will not be binding on our Compensation Committee or our Board, nor will it directly affect or otherwise limit any compensation or award arrangements that have already been granted to any of our named executive officers. However, the Board expects to take into account the outcome of the vote when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant negative voting results.

Our compensation programs are designed to motivate our executives to create a successful company. We believe that our compensation program rewards sustained performance that is aligned with long-term shareholder interests. Shareholders are encouraged to read the compensation tables and the related narrative disclosure in this Information Statement.

The Board recommends a vote FOR the approval, on an advisory basis, of the compensation of our named executive officers as disclosed under “Executive Compensation” in this Information Statement, including the accompanying summary compensation table and the related narrative disclosure.

PROPOSAL 3:
ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with the Dodd-Frank Act and the rules of the SEC, in addition to providing shareholders with the opportunity to cast an advisory vote on executive compensation, the Company this year is providing shareholders with an advisory (non-binding) vote on how frequently the Company should seek an advisory vote on executive compensation as required by the Exchange Act. The shareholders may indicate whether they prefer that an advisory vote on the compensation of the named executive officers be held every one, two or three years.

The Board believes that a frequency of “every three years” for the advisory vote on executive compensation is the optimal interval for our company for conducting and responding to a “say on pay” vote because our executive compensation arrangements incentivize and reward performance over a multi-year period. Shareholders who have concerns about executive compensation during the interval between “say on pay” votes are welcome to bring their specific concerns to the attention of the Board. Please refer to “Our Board” in this Information Statement for information about communicating with the Board.

The shareholders have the opportunity to choose among four options (one year, two years, three years, or abstain) for the following resolution:

“Resolved, that the option of once every one year, two years, or three years that receives the highest number of votes will be determined to be the shareholders’ preferred frequency with which the Company would hold a non-binding advisory shareholder vote to approve the compensation of the named executive officers, as disclosed in the Company’s proxy statements or information statements.”

We will consider the alternative receiving the greatest number of votes — every year, every two years or every three years — to be the frequency that shareholders approve.

This advisory vote on the frequency of the “say on pay” vote is nonbinding. The Board will take into account the outcome of the vote when considering the frequency of future advisory votes on executive compensation but may decide that it is in the best interests of the shareholders and the Company to hold an advisory vote more or less frequently than the shareholders’ preferred frequency.

The Board recommends that you vote for the option of “3 years” for the frequency of future advisory votes on executive compensation.

PROPOSAL 4:
RATIFICATION OF THE APPOINTMENT OF DKM CERTIFIED PUBLIC ACCOUNTANTS

The Board has appointed DKM Certified Public Accountants (“DKM”) as our independent registered public accounting firm to audit the consolidated financial statements of MagneGas and its subsidiaries for the fiscal year ending December 31, 2013. Although stockholder ratification of the appointment of our independent auditor is not required by our Bylaws or otherwise, we are submitting the selection of DKM to our stockholders for ratification to permit stockholders to participate in this important corporate decision. If not ratified, the audit committee will reconsider the selection, although the Board will not be required to select a different independent auditor for our company.

On January 1, 2012, the audit firm of Randall N. Drake CPA, P.A. changed its name to Drake & Klein CPAs.  The change was reported to the PCAOB as a change of name.  This is not a change of auditors for the Company.

On December 17, 2012, the audit firm of Drake & Klein CPAs changed its name to DKM Certified Public Accountants.  The change was reported to the PCAOB as a change of name.  This is not a change of auditors for the Company.

Audit Fees

The aggregate fees billed by  DKM Certified Public Accountants for professional services rendered for the audit of the Company’s financial statements for the fiscal years ended December 31, 2012 and for the review of the Company’s financial statements for the periods ended March 31, 2012, June 30, 2012 and September 30, 2012 was $37,125.

Audit Related Fees

There were no fees for audit related services for the years ended December 31, 2012 and 2011.

Tax Fees

For the Company’s fiscal years ended December 31, 2012 and 2011, we were not billed for professional services rendered for tax compliance, tax advice, and tax planning.

All Other Fees

The Company incurred $10,065 by our principal accountant Koulianos & Associates, PA for the fiscal years ended December 31, 2012.

PROPOSAL 5: APPROVE A PROPOSAL TO AUTHORIZE THE BOARD,
ONLY IF NECESSARY AND PRUDENT, TO ISSUE TO INVESTORS SHARES OF COMMON STOCK
 IN EXCESS OF THE LIMITATION AS SPECIFIED IN NASDAQ RULE 5635(D)(1-2) NOT TO EXCEED
FORTY-NINE PERCENT (49%) OF THE OUTSTANDING SHARES OF COMMON STOCK.
THE COMMON STOCK MAY BE SOLD AT A DISCOUNT LESS THAN THE GREATER OF BOOK
OR MARKET VALUE OF THE STOCK.AT THE TIME OF ISSUANCE.

Nasdaq Rule 5635(d)(1-2) (“Nasdaq Rule”) prevents the issuance of new shares totaling more than 20%, of the Company’s total outstanding common shares at less than book or market value unless the Company obtains shareholder approval. The Company is requesting approval to issue additional shares of common stock in accordance with Nasdaq Rule 5635(d)(1-2) not to exceed fort-nine percent (49%) of the outstanding shares of common stock. This additional share issuance authorization would provide the Company with the flexibility, if deemed necessary and prudent, to raise additional financing.

Shareholder approval will not obviate the need for Nasdaq approval for an application for listing these additional shares or for compliance with the Securities Act of 1933, the Securities Exchange Act of 1934 or other Nasdaq requirements. Any proposed offering of these additional shares, if approved, will likely be priced at a discount, however, the discount will not be less than the greater of book or market value of the stock at the time of issuance. The shares may be issued in one or more transactions and the market price shall be determined for each issuance.

If Proposal 5 is approved and the Company deems it necessary to issue such additional shares, shareholders may experience substantial dilution as the total shares outstanding could increase. The common stock that may be issued if Proposal 5 is approved by shareholders will have the same rights as our existing common stock, which does not have any preemptive rights associated with it.

With respect to Proposal 5, the Board believes that it is very important that the Company be granted the flexibility to raise additional financing, only if necessary and prudent, through the issuance of common stock beyond the 20% of our existing outstanding shares as presently permitted under Nasdaq regulations, however, the issuance of common stock shall not exceed more than forty-nine percent (49%) of the outstanding shares of common stock.

The Board recommends a vote FOR the authorization to issue shares of common stock in excess of the limitation as specified in the Nasdaq Rule.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding our shares of common stock beneficially owned as of November 26, 2013, for (i) each stockholder known to be the beneficial owner of 5% or more of our outstanding shares of common stock, (ii) each named executive officer and director, and (iii) all executive officers and directors as a group. A person is considered to beneficially own any shares: (i) over which such person, directly or indirectly, exercises sole or shared voting or investment power, or (ii) of which such person has the right to acquire beneficial ownership at any time within 60 days through an exercise of stock options or warrants. Unless otherwise indicated, voting and investment power relating to the shares shown in the table for our directors and executive officers is exercised solely by the beneficial owner or shared by the owner and the owner’s spouse or children.

For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock that such person has the right to acquire within 60 days of November 26, 2013. For purposes of computing the percentage of outstanding shares of our common stock held by each person or group of persons named above, any shares that such person or persons has the right to acquire within 60 days of November 26, 2013 is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The inclusion herein of any shares listed as beneficially owned does not constitute an admission of beneficial ownership. Unless otherwise specified, the address of each of the persons set forth below is care of the company at the address of: 150 Rainville Road, Tarpon Springs, FL 34689.

Name of Beneficial Owner and Address	Amount and Nature of Beneficial Ownership of Common Stock		Percent of Common Stock (1)	Amount and Nature of Beneficial Ownership of Preferred Stock		Percent of Preferred Stock (2)
5% Shareholders
Global Alpha, LLC (3) 35246 US 19 #311 Palm Harbor, FL 34684	4,417,829		19.1%	1,000,000		100%

DDI Industry International Rm.B-1613 Peking Times Square, Huizhongli #103, Chaoyang Dis. Beijing China 100101	2,199,441		9.5%

Dr. Ruggero Maria Santilli 90 Eastwinds Ct Palm Harbor FL 34683	6,536,829	(4)	28.3%	1,000,000	(8)	100%
Directors and Executive Officers
Carla Santilli 90 Eastwinds Ct Palm Harbor FL 34683	6,536,829	(5)	28.3%	1,000,000	(8)	100%

Luisa Ingargiola 4826 Blue Jay Circle Palm Harbor FL 34683	593,304	(6)	2.5%

Ermanno Santilli 90 Eastwinds Ct. Palm Harbor, FL 34683	655,054	(7)	2.8%

Joe Stone	28,854		*

William Staunton	15,609		*

Robert Dingess	679,789		2.9%

Christopher Huntington	39,668		*

Jacques Kerrest	45,899		*

Kevin Pollack	60,479		*

All directors and officers as a group (9 people)	8,655,485		37.5%	1,000,000		100%
* Less than 1%.

1)
Based on 23,109,109 shares of common stock issued and outstanding as of November 26, 2013 Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days, are deemed outstanding for purposes of computing the percentage of the person holding such options or warrants, but are not deemed outstanding for purposes of computing the percentage of any other person. On June 26, we effected a 10-for-1 reverse stock split of our common stock.

2)
Based on 1,000,000 shares of Series A Preferred Stock issued and outstanding as of October 22, 2013. Each share of Series A Preferred Stock has voting rights of 100,000 votes per share. The total aggregate number of votes for the Series A Preferred Stock is 100 billion.

3)	Global Alpha, LLC is a privately owned company in which Dr. Ruggero Maria Santilli and Carla Santilli each own 50% of the company.
4)
Includes 4,417,829 shares of Global Alpha, LLC, in which Dr. Ruggero Maria Santilli and his wife, Carla Santilli, each own 50% of the company; 901,000 shares held by Global Beta, LLC, in which Dr. Ruggero Maria Santilli and his wife, Carla Santilli, each own 50% of the company; 313,000 shares held by Clean Energies Tech, in which Dr. Ruggero Maria Santilli owns 50% of the company; 270,000 shares held by RM Santilli Foundation in which Dr. Ruggero Maria Santilli beneficially, through his wife Carla Santilli, owns 50% of the company; 475,000 shares of common stock underlying options held by Dr. Santilli that are presently exercisable; and 150,000 shares of common stock underlying options held by his wife, Carla Santilli, that are presently exercisable. The principal address of Clean Energies Tech is 90 Eastwinds Ct., Palm Harbor, FL, 34683. The principal address of RM Santilli Foundation is 90 Eastwinds Ct., Palm Harbor, FL, 34683. The principal address of Global Beta, LLC is 35246 US 19 #311, Palm Harbor, FL, 34684.

5)
Includes 4,417,829  held by Global Alpha, LLC, in which Carla Santilli and her husband, Dr. Ruggero Maria Santilli, each own 50% of the company; 901,000 shares held by Global Beta, LLC, in which Carla Santilli and her husband, Dr. Ruggero Maria Santilli, each own 50% of the company; 313,000 shares held by Clean Energies Tech, in which Carla Santilli beneficially through her husband, Dr. Ruggero Maria Santilli, owns 50% of the company; 20,000 shares held by RM Santilli Foundation in which Carla Santilli, owns 50% of the company; 10,000 shares which Carla Santilli beneficially, through her husband Dr. Ruggero Maria Santilli, holds; 475,000 shares of common stock underlying options held by her husband, Dr. Santilli, that are presently exercisable; and 150,000 shares of common stock underlying options held by Carla Santilli that are presently exercisable. The principal address of Clean Energies Tech is 90 Eastwinds Ct., Palm Harbor, FL, 34683. The principal address of RM Santilli Foundation is 90 Eastwinds Ct., Palm Harbor, FL, 34683. The principal address of Global Beta, LLC is 35246 US 19 #311, Palm Harbor, FL, 34684.

6)
Includes 2,000 shares which Luisa Ingargiola beneficially owns through related family members; and 150,000 shares of common stock underlying options held by Luisa Ingargiola that are presently exercisable.

7)
Includes 20,000 shares held by RM Santilli Foundation in which Ermanno Santilli owns 50% of the company; and 225,000 shares of common stock underlying options held by Ermanno Santilli that are presently exercisable.

(8)	These shares are held by Global Alpha, LLC, which is owned 50% by Dr. Ruggero Santilli and 50% by Carla Santilli

ADDITIONAL INFORMATION

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information including annual and quarterly reports on Form 10-K and 10-Q (the “1934 Act Filings”) with the Securities and Exchange Commission (the “Commission”). Reports and other information filed by the Company can be inspected and copied at the public reference facilities maintained at the Commission at Room 1024, 450 Fifth Street, N.W., Washington, DC 20549. Copies of such material can be obtained upon written request addressed to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a web site on the Internet (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission through the Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”).

The following documents as filed with the Commission by the Company are incorporated herein by reference:

●	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed with the SEC on April 1, 2013;

●	Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2013, June 30, 2013 and September 30, 2013, filed with the SEC on May 15, 2013, August 13, 2013, and November 14, 2013;

●
Our Current Reports on Form 8-K filed with the SEC on February 28, 2013, March 21, 2013, May 3, 2013, May 16, 2013, May 30, 2013, May 31, 2013, June 5, 2013, June 13, 2013, July 18, 2013, August 14, 2013, September 25, 2013, December 5, 2013, and December 10, 2013.

DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS

If hard copies of the materials are requested, we will send only one Information Statement and other corporate mailings to stockholders who share a single address unless we received contrary instructions from any stockholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, the Company will deliver promptly upon written or oral request a separate copy of the Information Statement to a stockholder at a shared address to which a single copy of the Information Statement was delivered. You may make such a written or oral request by (a) sending a written notification stating (i) your name, (ii) your shared address and (iii) the address to which the Company should direct the additional copy of the Information Statement, to the Company at Corporate Secretary, 150 Rainville Road, Tarpon Springs, FL 34689, telephone: (727) 934-3448.

If multiple stockholders sharing an address have received one copy of this Information Statement or any other corporate mailing and would prefer the Company to mail each stockholder a separate copy of future mailings, you may send notification to or call the Company’s principal executive offices. Additionally, if current stockholders with a shared address received multiple copies of this Information Statement or other corporate mailings and would prefer the Company to mail one copy of future mailings to stockholders at the shared address, notification of such request may also be made by mail or telephone to the Company’s principal executive offices.

PROPOSALS OF SHAREHOLDERS

As of the date of this proxy statement, we had not received notice of any shareholder proposals for the 2013 Annual Meeting described herein and proposals received 10 days after the date of this proxy statement will be considered untimely. For a shareholder proposal to be considered for inclusion in our proxy statement for the 2014 annual meeting, the Secretary must receive the written proposal at our principal executive offices no later than the deadline stated below. Such proposals must comply with SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to:

MagneGas Corporation
Attention: Luisa Ingargiola, Secretary
150 Rainville Road
Tarpon Springs, FL 34689
Tel: (727) 934-3448

Under Rule 14a-8, to be timely, a stockholder’s notice for a proposal must be received at our principal executive offices not less than 120 calendar days before the date of our proxy statement release to stockholders in connection with the previous year’s annual meeting. However, if we did not hold an annual meeting in the previous year or if the date of this year’s annual meeting has been changed by more than 30 days from the date of the previous year’s annual meeting, then the deadline is a reasonable time before we begin to print and send our proxy materials. Therefore, stockholder proposals intended to be presented at the 2014 annual meeting must be received by us at our principal executive office no later than August 26, 2014 in order to be eligible for inclusion in our 2014 proxy statement and proxy relating to that meeting. Stockholders wishing to submit proposals to be presented directly at our 2014 annual meeting of stockholders instead of by inclusion in next year’s proxy statement must follow the submission criteria set forth in our By-Laws, and applicable law concerning stockholder proposals. Upon receipt of any proposal, we will determine whether to include such proposal in accordance with regulations governing the solicitation of proxies.

By Order of the Board

/s/Ermanno Santilli
Ermanno Santilli
Chief Executive Officer and Director